Exhibit 3

HSBC HOLDINGS PLC

Extract from the Minutes of a Meeting of the Board of Directors of HSBC Holdings plc held on 30 September 2005

IT WAS RESOLVED:

1.	THAT the Company should update the HSBC Holdings plc Debt Issuance Programme;
2.

THAT a Committee of the Board comprising any two Directors be and is hereby appointed pursuant to Article 112 of the Company's Articles of Association with full power, authority and discretion to act on behalf of the Company in connection with the Debt Issuance Programme and/or the US Shelf Registration and to act on behalf of the Company in connection with any documentation relating to the update of the Programme and any supplements, announcements and further updates of such Debt Issuance Programme and/or US Shelf Registration, as well as any issue to be made under such Debt Issuance Programme (the "Programme") or US Shelf Registration; and

3.

THAT without limiting the generality of the foregoing, authority be and is hereby delegated to the Committee, or in the alternative to any Authorised Person (being any Executive Director, Group Managing Director, Group General Manager, Adviser to the Board, Company Secretary, Head of Group Capital Planning and Tax, or other senior executive nominated by the Group Chairman or Group Chief Executive) to:

(1)	from time to time update the Programme and approve the making of any issue under the Programme or US Shelf Registration;
(2)

approve any terms and documentation and to do all other acts or things which it (he or she, as the case may be), in its (his or her) discretion, considers desirable in connection with the Programme or the US Shelf Registration, including (without limitation) the Detailed Powers specified below;

(3)

delegate to any person approved by the Committee all or any of the Committee's powers under sub-paragraphs (1) and (2) above within such parameters as the Committee shall, in its discretion, determine and, in connection with such a delegation, to appoint such delegate the attorney of the Company.

For the purposes of this Resolution the "Detailed Powers" referred to above are the power to:

(a)

in the name and on behalf of the Company, approve and authorise the preparation, entry into, execution, delivery and issue of any and all such notes, bonds, contracts, deeds, guarantees, indentures, agreements, certificates, final terms, documents, powers of attorney and other instruments, and any and all announcements, prospectuses, prospectus supplements, offering circulars, placement memoranda, listing particulars, amendments to the registration statement or similar documents in connection with the Programme and/or the US Shelf Registration;

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(b)

appoint third parties to act as issuing and paying agents, fiscal agents, calculation agents, agents for service of process, trustees, underwriters, placement agents or dealers, listing agents, depositaries, registrars, authorised representatives or in any other capacity in connection with the Programme and/or US Shelf Registration;

(c)

authorise the affixing of the Company's seal to any document and to authorise the execution of any document as a deed (including any power of attorney) in connection with the Programme and/or the US Shelf Registration;

(d)

authorise any person to do such acts and things (including the execution of any document on behalf of the Company) in connection with the Programme andor the US Shelf Registration as may be specified by the Committee (or such Authorised Person, as the case may be);

(e)

cause to be made all applications, consents, notices, qualifications, filings and reports with all UK, US or other stock exchanges or governmental, regulatory or similar authorities in connection with the Programme and/or the US Shelf Registration; and

(f)	take such other steps as the Committee (or such Authorised Person, as the case may be) may consider desirable in connection with the Programme or the US Shelf Registration;

For the purposes of this Resolution, references to "in connection with" the Debt Issuance Programme or US Shelf Registration include both in connection with any update of the Programme or US Shelf Registration, as well as in connection with any issue under the Programme or US Shelf Registration.

For the benefit of any person dealing with the Company, any determination or certificate by the Committee or by the Company Secretary as to whether or not:

(a)	any transaction is or is not an Issue under the Programme; and
(b)

there has been delegated to any person pursuant to paragraph 3(3) above all or any of the Committee's powers under sub-paragraphs (1) or (2) of paragraph 3, and, if so, whether or not that person is acting within the scope of the relevant delegation, shall be conclusive and any such person dealing with the Company shall be entitled to rely upon such determination or certificate.

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